Exhibit 99.1

For more information contact:

David Langless, SVP & Chief Financial Officer

Phone: (716) 635-5000

Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Strong Cash Generation and

Same Store Sales Increase in the 2015 Second Quarter

•	Generated $43.5 million in cash from operations in the year-to-date period

•	Same store sales increased 1.4% in the second quarter

•	Enhanced financial flexibility with long-term debt refinancing

WILLIAMSVILLE, NY, August 19, 2015 – Tops Holding II Corporation (“Tops” or the “Company”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the second quarter ended July 11, 2015.

“Tops continued to make excellent progress as we generated very strong cash from operations, invested in our supermarkets and refinanced most of our long-term debt to enhance our financial flexibility,” commented Frank Curci, Tops President and CEO. “The debt refinancing extended maturities into 2022 at a more favorable borrowing rate.”

Mr. Curci added, “In-store sales and same store sales were both up in the quarter and the profitability of our fuel operations improved despite an almost one-third decrease in fuel sale revenue as gas prices significantly declined. We are confident in our direction and believe we are in a solid position to continue building the value of the Tops brand, which is anchored by a leading position in our markets, a large network of well-located stores and strong customer loyalty.”

Fiscal 2015 Second Quarter Financial Results

Inside sales of $544.6 million were up 1.2%, or $6.6 million, in the second quarter compared with second quarter last year due to an increase in same store sales, a shift in the Easter holiday and a $7.5 million incremental contribution from three acquired supermarkets and two new supermarkets opened in the last year. This was partially offset by an $8.2 million decrease in sales attributable to the closure of 27 in-store pharmacies in January 2015.

Same store sales, which exclude the sales of the in-store pharmacies closed in January 2015, increased 1.4% in the 2015 second quarter. The shift in the Easter holiday had an estimated $5.8 million, or 110 basis points, favorable effect on 2015 second quarter same store sales.

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

Fuel sales were negatively impacted by a 30.4% decline in the average retail price per gallon. As a result, fuel sales were $41.3 million in the second quarter, a decrease of $16.9 million, or 29.0%, from the prior-year period. Since May 2014, three new fuel stations were added, which drove a 2.0% increase in the number of gallons sold.

Overall, net sales decreased $10.3 million, or 1.7%, to $585.9 million from the second quarter of fiscal 2014.

Gross profit for the second quarter was $170.1 million, or 29.0% of net sales, up from $167.2 million, or 28.0% of net sales, in the 2014 second quarter. The 100 basis point gross profit margin increase reflects higher profitability on fuel sales, combined with a shift in product mix given the smaller proportion of lower margin fuel sales. The improvement also reflects $2.0 million of savings associated with the amendment of certain operating terms of a supply agreement effective April 1, 2015. These factors were partially offset by a $1.6 million increase in self-insured workers’ compensation expense related to our warehouse and distribution operations driven by actuarial assumption changes in the latest valuation of claims reserves.

Total operating expenses were $153.6 million, a $5.3 million, or 3.6% increase, from $148.3 million in the prior-year period. The increase in operating expenses was primarily due to an increase in the New York State minimum wage that took effect January 1, 2015 and increased associate healthcare costs. We also experienced higher performance-based bonus expense due to improved performance against bonus metrics, as higher budget metrics in the 2014 period resulted in an expense reversal of $0.4 million.

Operating income for the 2015 second quarter was $16.5 million compared with $18.8 million in the 2014 second quarter. During June 2015, the Company satisfied and discharged its obligations under its 2017 Notes and redeemed $60.0 million of its 2018 Notes. In connection with these financing activities, the Company recorded a loss on debt extinguishment of $34.5 million in the 2015 second quarter. As a result, net loss for the 2015 second quarter was $37.5 million compared with a net loss of $1.0 million in the second quarter of 2014.

28-Week Results

For the 28-week period ended July 11, 2015, net sales were $1.31 billion, down $44 million, or 3.3%, from the prior-year period. Inside sales decreased slightly to $1.22 billion, reflecting a $16.6 million reduction in pharmacy sales attributable to the closure of 27 in-store pharmacies during January 2015 and a 0.2% decrease in same store sales. Partially offsetting those declines was a $9.5 million contribution from acquired supermarkets and new locations opened since July 2014. Fuel sales declined 30.7% to $87.5 million due to a 31.7% decrease in the average retail price per gallon, slightly offset by a 1.5% increase in the number of gallons sold, largely the result of four new fuel stations since February 2014.

Gross profit was $384.6 million, up $3.3 million, or 0.9% over the 28-week period of 2014, and was 29.4% of net sales, up 120 basis points. Operating income increased 20.0% to $38.6 million from $32.1 million, and includes the gain of $11.0 million from the sale of scripts and inventory related to the January 2015 pharmacy closures. Interest expense of $44.8 million during the first 28 weeks of 2015 was consistent with the comparable 2014 period. Net loss was $41.7 million compared with a net loss of $8.6 million in the 2014 period. The period-over-period increase in net loss was primarily attributable to the debt extinguishment costs of $34.5 million incurred in the 2015 second quarter.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

Second quarter 2015 EBITDA was a loss of $0.7 million compared with EBITDA of $35.0 million in the 2014 period. Adjusted EBITDA, which excludes certain non-cash and non-recurring items such as the expenses incurred with the redemption of the Company’s notes, was $34.5 million in the second quarter of 2015 compared with $36.3 million in the prior-year period. The decrease in Adjusted EBITDA reflects increased bonus expense tied to achievement of performance targets and higher workers’ compensation expense, a non-cash item in the quarter, attributable to the most recent actuarial valuation of claims reserves. For the first 28 weeks of 2015, 2015 Adjusted EBITDA was $70.0 million compared with $71.7 million in the 2014 period. The decrease was attributable to the incremental workers’ compensation and bonus expenses.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP net loss.

Flexibility for Growth

Cash and cash equivalents were $34.7 million at July 11, 2015, compared with $26.3 million at December 27, 2014. Cash provided by operating activities during the 28-week 2015 period was $43.5 million compared with $27.2 million during the 2014 period. The increase reflects $15.2 million of transaction costs related to the December 2013 management purchase that were paid during the 2014 period and improved cash earnings.

Capital expenditures for the first 28 weeks of 2015 were $21.8 million compared with $21.2 million during the prior-year period and were largely related to new store openings, store remodels and maintenance activities. The Company anticipates investing between $30 million and $40 million in capital expenditures during fiscal 2015.

As of July 11, 2015, total debt excluding capital leases was $667.1 million compared with $651.1 million at 2014 year-end. On June 10, 2015, the Company issued in aggregate principal amount $560.0 million of senior secured notes due in 2022, bearing annual interest of 8.0% (the “2022 Notes”). The proceeds from the 2022 Notes were used to redeem the previously outstanding $460.0 million of 8.875% 2017 Notes and redeem $60.0 million of the 8.75% 2018 Notes, including redemption premiums of $23.0 million and $1.2 million, respectively.

Outstanding borrowings under our revolving credit facility were $27.5 million as of July 11, 2015, down $24.5 million from $52.0 million as of December 27, 2014. The unused availability under the Company’s revolving credit facility was $58.0 million after giving effect to the borrowing base calculations and $23.9 million of letters of credit outstanding thereunder. Tops expects that cash generated from operations and borrowing capacity under the revolving credit facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Conference Call Details

Tops will host a conference call on Thursday, August 20, 2015, beginning at 11:00 a.m. Eastern Time. During the call, management will review the financial and operating results for the second quarter, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Thursday, September 3, 2015. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 13614280.

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 160 corporate full-service supermarkets, 159 under the Tops banner and one under the Orchard Fresh banner, with an additional five supermarkets operated by franchisees under the Tops banner. With approximately 15,000 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy

•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors

•	our ability to effectively increase or maintain our profit margins

•	the success of our acquisition and remodel plans

•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business

•	risks inherent in our fuel station operations

•	our exposure to local economies and other adverse conditions due to our geographic concentration

•	risks of natural disasters and severe weather conditions

•	supply problems with our suppliers and vendors

•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes

•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or pension funding obligations

•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses

•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services

•	estimates of the amount and timing of payments under our self-insurance policies

•	risks of liability under environmental laws and regulations

•	our ability to maintain and improve our information technology systems

•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid

•	threats or potential threats to security

•	our ability to retain key personnel

•	risks of data security breaches or losses of confidential customer information

•	risks relating to our substantial indebtedness

•	claims or legal proceedings against us, and

•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2014 and in our Quarterly Report on Form 10-Q for the 12-week period ended July 11, 2015.

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	12-week periods ended		$ Change	% Change
	July 11, 2015	July 12, 2014
Net sales	$585,911	$596,200	$(10,289)	1.7%
Cost of goods sold	(404,259)	(417,981)	13,722	3.3%
Distribution costs	(11,563)	(11,065)	(498)	(4.5)%

Gross profit	170,089	167,154	2,935	1.8%

Operating expenses:
Wages, salaries and benefits	(82,771)	(80,242)	(2,529)	(3.2)%
Selling and general expenses	(26,548)	(28,015)	1,467	5.2%
Administrative expenses (inclusive of stock-based compensation expense of $55 and $51)	(17,509)	(14,907)	(2,602)	(17.5)%
Rent expense, net	(6,374)	(6,055)	(319)	(5.3)%
Depreciation and amortization	(14,566)	(13,688)	(878)	(6.4)%
Advertising	(5,854)	(5,423)	(431)	(7.9)%

Total operating expenses	(153,622)	(148,330)	(5,292)	(3.6)%

Operating income	16,467	18,824	(2,357)	(12.5)%

Loss on debt extinguishment	(34,503)	—	(34,503)	N/A
Interest expense, net	(19,042)	(19,321)	279	1.4%

Loss before income taxes	(37,078)	(497)	(36,581)	(7,360.4)%

Income tax expense	(400)	(470)	70	14.9%

Net loss	$(37,478)	$(967)	$(36,511)	(3,775.7)%

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	28-week periods ended		$ Change	% Change
	July 11, 2015	July 12, 2014
Net sales	$1,308,761	$1,352,739	$(43,978)	(3.3)%
Cost of goods sold	(898,384)	(944,616)	46,232	4.9%
Distribution costs	(25,823)	(26,832)	1,009	3.8%

Gross profit	384,554	381,291	3,263	0.9%

Operating expenses:
Wages, salaries and benefits	(192,227)	(187,200)	(5,027)	(2.7)%
Selling and general expenses	(64,350)	(69,467)	5,117	7.4%
Administrative expenses (inclusive of stock-based compensation expense of $124 and $61)	(41,002)	(34,983)	(6,019)	(17.2)%
Rent expense, net	(14,571)	(14,273)	(298)	(2.1)%
Depreciation and amortization	(33,172)	(31,467)	(1,705)	(5.4)%
Advertising	(11,689)	(11,762)	73	0.6%
Gain on sale of assets	11,014	—	11,014	N/A

Total operating expenses	(345,997)	(349,152)	3,155	0.9%

Operating income	38,557	32,139	6,418	20.0%

Loss on debt extinguishment	(34,503)	—	(34,503)	N/A
Interest expense, net	(44,785)	(44,398)	(387)	(0.9)%

Loss before income taxes	(40,731)	(12,259)	(28,472)	(232.3)%

Income tax expense	(942)	3,666	(4,608)	(125.7)%

Net loss	$(41,673)	$(8,593)	$(33,080)	(385.0)%

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	July 11, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$34,673	$26,316
Accounts receivable, net	69,062	64,130
Inventory, net	144,489	149,284
Prepaid expenses and other current assets	12,925	11,172
Income taxes refundable	43	43
Current deferred tax assets	3,456	3,456

Total current assets	264,648	254,401

Property and equipment, net	377,723	385,889
Goodwill	212,901	212,901
Intangible assets, net	177,983	184,159

Total assets	$1,033,255	$1,037,350

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$97,161	$85,985
Accrued expenses and other current liabilities	90,493	82,110
Current portion of capital lease obligations	8,072	8,653
Current portion of long-term debt	2,028	1,983

Total current liabilities	197,754	178,731

Capital lease obligations	140,962	140,315
Long-term debt	665,028	649,097
Other long-term liabilities	35,287	33,591
Non-current deferred tax liabilities	46,316	45,383

Total liabilities	1,085,347	1,047,117

Shareholders’ deficit:
Common stock ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and 126,559 shares outstanding as of July 11, 2015 and 126,560 shares issued and outstanding as of December 27, 2014)	—	—
Treasury stock (at cost; 1 share as of July 11, 2015)	(1)	—
Paid-in capital	7,803	8,454
Accumulated deficit	(58,222)	(16,549)
Accumulated other comprehensive income, net of tax	(1,672)	(1,672)

Total shareholders’ deficit	(52,092)	(9,767)

Total liabilities and shareholders’ deficit	$1,033,255	$1,037,350

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	28-week periods ended
	July 11, 2015	July 12, 2014
Cash flows provided by operating activities:
Net loss	$(41,673)	$(8,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,494	36,899
Loss on debt extinguishment	34,503	—
Gain on sale of assets	(11,014)	—
Amortization of deferred financing costs	2,113	2,101
Deferred income taxes	933	(3,684)
Straight-line rent adjustment	561	457
LIFO inventory valuation adjustments	425	2,231
Share-based compensation expense	124	61
Other	442	646
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(4,932)	2,352
Decrease (increase) in inventory, net	4,129	(4,129)
Increase in prepaid expenses and other current assets	(1,753)	(2,304)
Decrease in income taxes refundable	—	52
Increase in accounts payable	10,974	18,168
Increase (decrease) in accrued expenses and other current liabilities	7,879	(18,790)
Increase in other long-term liabilities	1,301	1,723

Net cash provided by operating activities	43,506	27,190

Cash flows used in investing activities:
Cash paid for property and equipment	(21,843)	(21,162)
Cash proceeds from sale of assets	11,255	—

Net cash used in investing activities	(10,588)	(21,162)

Cash flows used in financing activities:
Proceeds from long-term debt borrowing	560,000	—
Repayments of long-term debt borrowings	(520,981)	(2,831)
Borrowings on 2017 ABL Facility	197,666	267,900
Repayments on 2017 ABL Facility	(222,166)	(272,700)
Debt extinguishment costs paid	(24,215)	—
Deferred financing costs paid	(9,469)	(637)
Principal payments on capital leases	(4,822)	(4,717)
Dividends to Tops MBO Corporation	(775)	(4,712)
Change in bank overdraft position	202	492
Purchase of treasury stock	(1)	—
Proceeds from sale leaseback financing transactions	—	12,750

Net cash used in financing activities	(24,561)	(4,455)

Net increase in cash and cash equivalents	8,357	1,573
Cash and cash equivalents—beginning of period	26,316	29,913

Cash and cash equivalents—end of period	$34,673	$31,486

Tops Holding II Corporation Reports Strong Cash Generation and Same Store Sales Increase in the 2015 Second Quarter

August 19, 2015

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	12-week periods ended		28-week periods ended
	July 11, 2015	July 12, 2014	July 11, 2015	July 12, 2014
Net loss	$(37,478)	$(967)	$(41,673)	$(8,593)
Depreciation and amortization	17,376	16,152	39,494	36,899
Interest expense	19,042	19,321	44,785	44,398
Income tax expense (benefit)	400	470	942	(3,666)

EBITDA	(660)	34,976	43,548	69,038

Loss on debt extinguishment (a)	34,503	—	34,503	—
LIFO inventory valuation (b)	223	893	425	2,231
Share-based compensation expense (c)	55	51	124	61
Gain on sale of assets (d)	—	—	(11,014)	—
Other one-time expenses (e)	392	368	2,427	417

Total adjustments to EBITDA	35,173	1,312	26,465	2,709

Adjusted EBITDA	$34,513	$36,288	$70,013	$71,747

Notes:

(a)	Expenses incurred in connection with the redemption of the Company’s $460 million 2017 Notes and $60.0 million of the 2018 Notes.
(b)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.
(c)	Reflects share-based compensation expense related to stock option grants.
(d)	During January 2015, the Company sold pharmacy scripts and inventory related to 27 of its in-store pharmacy locations for cash proceeds of $14.9 million. A resulting gain on sale of assets of $11.0 million, net of the carrying value of sold inventory of $3.2 million and direct selling expenses of $0.7 million, was recognized.
(e)	The amount for the 28-week period ended July 11, 2015 includes $1.0 million of severance and other non-recurring costs associated with the closure of 27 in-store pharmacies in January 2015.